Exhibit 2.3
AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
DATED AS OF JULY 27, 2005
AMONG
INPLAY TECHNOLOGIES, INC.
FP INNOVATIONS ACQUISITION, INC.
(f/k/a FPI ACQUISITION, INC.)
FINEPOINT INNOVATIONS, INC.
AND
STEPHEN CALDWELL

     AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER dated as of August 31, 2005 (the “Amendment to Agreement”), by and among INPLAY TECHNOLOGIES, INC., a Nevada corporation (“Buyer”); FP INNOVATIONS ACQUISITION, INC. (f/k/a FPI ACQUISITON, INC., a Delaware corporation, which is a wholly-owned subsidiary of Buyer (“Merger Subsidiary”); FINEPOINT INNOVATIONS, INC., a Delaware corporation (“Company”); STEPHEN CALDWELL, in his individual capacity (“Caldwell”). For purposes of this Amendment to Agreement, Buyer, Merger Subsidiary, Company, and Caldwell are sometimes individually referred to as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, the Parties desire to modify the Agreement and Plan of Merger, dated as of July 27, 2005 (the “Merger Agreement”) in accordance with Section 6.2 thereof; and
     WHEREAS, the Parties desire to clarify certain matters with respect to the earnout set forth in Section 1.7(g) of the Merger Agreement and the Litigation Consideration as set forth in Section 1.7(h) of the Merger Agreement.
     NOW, THEREFORE, the Parties hereby approve and adopt this Amendment to Agreement as set forth below:
SECTION 1
AMENDMENT
     1. Amendment to Section 1.7(g). Section 1.7(g) – “Earnout” of the Merger Agreement is hereby amended in its entirety as follows:
     (g) Earnout. If Company achieves the Accumulated EBIT calculated during the period commencing on the Merger Date through and including December 31, 2007 (the “Earnout Period”), Company Stockholders shall be entitled to receive additional consideration consisting of a cash payment and up to 360,000 shares of Buyer Common Stock (the “Earnout Payment”). The Earnout Payment shall be equal to an amount of shares of Buyer Common Stock equal to (a) the First Target Value Earned or Second Target Value Earned, as applicable; divided by (b) the Applicable Buyer Common Stock Price. The Earnout Payment shall be payable (i) first, in shares of Buyer Common Stock up to a total of 360,000 shares, and (ii) thereafter, the balance of the amount owed to Company Stockholders under this Section 1.7(g) shall be payable in a cash payment equal to the total number of shares of Buyer Common Stock owed to Company Stockholders multiplied by the value of the average Buyer’s Common Stock price as quoted for the 10 days preceding such payment in The Wall Street Journal. The Earnout Payment shall be payable after receipt of the audited financials for Earnout Period unless there is an accelerated payment, as defined below. For purposes of this Section 1.7(g), the following definitions shall apply:

          1. “Accumulated EBIT” shall mean the Company‘s Accumulated Earnings Before Interest and Taxes calculated as follows: net income, plus interest and taxes, plus overhead recorded by Company attributable to general corporate expenses of Buyer, less proceeds recorded by the Company from legal settlements, all components of which shall be recorded in accordance with generally accepted accounting principles.
          2. “Average Buyer Common Stock Price” shall mean the average closing price of Buyer’s Common Stock, as quoted on the NASDAQ SmallCap Market or other applicable exchange or quotation bureau, for the ten trading days preceding (and including) the last day of the Earnout Period.
          3. “First Target Value Earned” shall only apply in the event the Average Buyer Common Stock Price is less than or equal to $5.00 per share, and shall be equal to: (i) (a) Accumulated EBIT, divided by (b) $4,000,000, multiplied by $1,000,000, if Accumulated EBIT during the Earnout Period is equal to or greater than $3,200,000 and less than $4,000,000; or (ii) $1,000,000 if Accumulated EBIT during the Earnout Period is greater than or equal to $4,000,000.
          4. “Second Target Value Earned” shall only apply in the event the Average Buyer Common Stock Price is greater than $5.00 per share, and shall be equal to: (i) (a) Accumulated EBIT, divided by (b) $4,000,000, multiplied by $1,500,000, if Accumulated EBIT during the Earnout Period is equal to or greater than $3,200,000 and less than $4,000,000; or (ii) $1,500,000 if Accumulated EBIT during the Earnout Period is greater than or equal to $4,000,000.
If earned, the Earnout Payment shall be issued or paid, as the case may be, by Buyer to Company Stockholders on a pro rata basis based upon such stockholders’ ownership of Company Common Stock immediately prior to the Merger Date (the “Allocation Portion”).
          5. “Accelerated Payments.” In the event of a Change of Control (as defined below), then within 15 business days after the occurrence of such Change of Control, Buyer shall issue and/or pay to Company Stockholders the maximum amount of Earnout Payment that could otherwise be earned by Company Stockholders during the Earnout Period, regardless of whether Company achieved the Accumulated EBIT targets set forth above. For purposes of this Section 1.7(g), a “Change of Control” shall mean:
               (a) the approval by a majority of Buyer’s Board of Directors of (A) any merger or consolidation in which Buyer is not the surviving entity; or (B) any transaction involving the sale of all or substantially all of Buyer’s assets to any person other than a wholly or majority owned direct or indirect subsidiary of Buyer; or
               (b) Buyer causes Company to dissolve or terminate its existence as a going business concern without cause based upon the economic condition of the Company.

2

In the event that a Change of Control occurs, Buyer shall promptly notify Caldwell in writing, which notice shall include a description of such event in reasonable detail and anticipated timing relating thereto.
     2. Amendment to Section 1.7(h). Section 1.7(h) – “Litigation Consideration” of the Merger Agreement is hereby amended by adding the following sentence:
Notwithstanding the terms and conditions in (y) above, Buyer may, at its sole option, pay the Litigation Consideration to Company Stockholders in the form of a cash payment equal to the total number of shares of Buyer Common Stock owed to Company Stockholders under Section 1.7(h) multiplied by the value of the average Buyer’s Common Stock price as quoted for the 10 days preceding such payment in The Wall Street Journal.
     3. Replacement of Earnout Shares Definition. The Parties hereby agree that all references in the Merger Agreement to “Earnout Shares” shall be replaced with references to “Earnout Payment.” The Parties further agree that the context and use of the terms “Earnout Payment” throughout the Merger Agreement shall mean the “Earnout Payment” as defined in Section 1 of this Amendment to Agreement.
     4. Ratification; Conflicting and Capitalized Terms. Except as expressly provided herein, all the terms and conditions of the Merger Agreement remain unchanged and are reaffirmed hereby. If any conflict arises between the terms of this Amendment to Agreement and the terms of the Merger Agreement, this Amendment to Agreement shall govern as to the conflicting terms. All capitalized terms used but not otherwise defined in this Amendment to Agreement shall have the meanings ascribed to such terms as set forth in the Merger Agreement.
     5. Counterparts; Facsimile. This Amendment to Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and this Amendment to Agreement may be executed by facsimile counterparts.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement as of the date and year first above written.

INPLAY TECHNOLOGIES, INC.
By:	/s/Robert J. Brilon
	Name:	Robert J. Brilon
	Title:	Chief Executive Officer

FP INNOVATIONS ACQUISITION, INC. (f/k/a FPI Acquisition, Inc.)
By:	/s/Robert J. Brilon
	Name:	Robert J. Brilon
	Title:	President

FINEPOINT INNOVATIONS, INC.
By:	/s/Stephen Caldwell
	Name:	Stephen Caldwell
	Title:	President

/s/ Stephen Caldwell
Stephen Caldwell, Individually

4